Kantor & Co.

Law Offices

Chugi House, 8 Floor

12 Abba Hillel Silver Rd.

Ramat Gan 52506 Israel

Tel: + 972 – 3 - 6133371

Fax:+ 972 – 3 - 6133372

mail@kantor-law.com

April 7, 2014

Can-fite BioPharma Ltd.

10 Bareket Street,

Kiryat Matalon,

P.O. Box 7537,

Petah-Tikva 4951778,

Israel

Dear Sir and Madam:

We have acted as Israeli counsel to Can-fite BioPharma Ltd. (the “Company”), a company organized under the laws of the State of Israel. As such, we have participated in the preparation of the Company’s registration statement on Form F-1 (the “Registration Statement”) relating to the registration under the United States Securities Act of 1933, as amended, of the offering for resale by the selling shareholders listed therein of up to an aggregate of 3,045,266 ordinary shares, par value NIS 0.25 per share of the Company (the “Ordinary Shares”), represented by 1,522,633 American Depository Shares (“ADSs”), consisting of (i) 1,964,688 Ordinary Shares represented by 982,344 ADSs (the “Purchase ADSs”) (ii) 982,344 Ordinary Shares represented by 491,172 ADSs issuable upon exercise of warrants (the “Warrant ADSs”), and (iii) 98,324 Ordinary Shares represented by 49,117 ADSs issuable upon exercise of placement agent warrants (the “Placement Agent Warrant ADSs”).

As counsel to the Company in Israel, we have examined copies of the Articles of Association, as amended, of the Company and such corporate records, instruments, and other documents relating to the Company and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

Based on the foregoing, we advise you that in our opinion (i) the Ordinary Shares underlying the Purchase ADSs are validly issued, fully paid and non-assessable; and (ii) the Ordinary Shares underlying the Warrant ADSs and Placement Agent ADSs, when paid for and issued, will be duly authorized, legally issued, fully paid and non-assessable.

We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Kantor & Co.

Kantor & Co. Law Offices